Exhibit 10.1

AS TRANSLATED FROM SPANISH

Cristián Villalobos Pellegrini

Notary Public

Los Vilos

Report No. 702

LOAN REFINANCE AGREEMENT

BETWEEN

SULFATOS CHILE S.A.

AND

BUGUEÑO PÉREZ, MARÍA ESTER Y OTRA

In Los Vilos, Republic of Chile, on June 12, 2014, before me, CRISTIÁN VILLALOBOS PELLEGRINI, attorney, Notary Public of the communities of Los Vilos and Canela, with offices in Los Vilos, 345 Colo Colo Street, there appeared: SULFATOS CHILE S.A., closely held legal entity that works in the extraction of minerals, Chilean taxpayer identification number 76.128.366-9, represented by (1) Mr. Marko Yakasovic González, Chilean, married with separation of assets, commercial engineer, national identification number 8.784.441-2, both located for these purposes in Nueva de Lyon N°96, office 202, Providencia, Santiago, hereinafter the “Debtor”, on the one hand; and on the other (2) Mrs. MARÍA ESTER BUGUEÑO PÉREZ, Chilean, single, businesswoman, national identification number 7.830.333-6; and (3) Mrs. EMA PÉREZ ANDRADE, Chilean, widow, homemaker, national identification number 5.488.650-0, both domiciled in Cura Hidalgo, Canela Baja, Canela, Coquimbo Region, hereinafter the “Creditors”. The parties, who are of legal age, prove their identities through the presentation of their identification cards and state the following:

FIRST: BACKGROUND.

1.1.	By public deed of purchase dated March 31, 2011, granted in the Notary Public of Los Vilos of Cristián Villalobos Pellegrini, Report Number 219, the Creditors sold, assigned and transferred to the Debtor the property located in Lot A-3, Lot B-3, Lot C-13 and the corresponding water rights or those assigned to Lots B-3 and C-13 as set forth in clauses one and two of said public deed, hereinafter the “Purchase and Sale Agreement”.

1.2.	The price of the Purchase and Sale Agreement was the sum of CLP$280,000,000 which was paid in three installments. The first installment of CLP$100,000,000 was paid at the time of the signing of the public deed of purchase. The second installment of CLP$90,000,000, equivalent to 4,171.67 unidades de fomento, payable 365 days from the date of the Purchase and Sale Agreement in its equivalent in pesos as of the effective date. The third installment of CLP$90,000,000, equivalent to 4,171.67 unidades de fomento, payable 365 days from the date of the Purchase and Sale Agreement in its equivalent in pesos as of the effective date.

1.3	.In order to secure the completion of the second and third installments in the preceding clause, the Debtor grants in favor of the Creditors, at the moment of sale, mortgages over the property, which are as follows: 1.) Lot A-3, on page 67 number 68 of the Registry of Mortgages and Assessments of the Real Estate Conservatorship of Los Vilos in 2011; 2.) Lot B-3, on page 69 number 70 of the Registry of Mortgages and Assessments of the Real Estate Conservatorship of Los Vilos in 2011; and 3.) Lot C-13 a page 69 number 70 of the Registry of Mortgages and Assessments of the Real Estate Conservatorship of Los Vilos in 2011.

1.4.	By public deed of receipt, partial cancellation and satisfaction dated July 26, 2012, granted in the Notary Public of Los Vilos of Mr. Cristián Villalobos Pellegrini, the Debtor paid the second installment for the equivalent price on that date of 442.67 unidades de fomento, which the Creditors declared received fully satisfied and in conformity, leaving the amount to be paid of this second installment a sum which is the equivalent of 3,729 unidades de fomento. This amount is in addition to the sum which is the equivalent of 4,171.67 unidades de fomento, payable 730 days from the date of the Purchase and Sale Agreement in its pesos equivalent as of the date of the effective payment. Additionally, due to the payment of the second installment, the Creditors have partially cancelled the price, renouncing the condition subsequent and cancelling the mortgage constituted over Lot C-13.

1.5.	As of this date the payments of the unpaid amount of the second installment and the third installment of the Purchase and Sale Agreement remain outstanding.

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SECOND: PENDING DEBT. By virtue of the foregoing, as of this date SULFATORS CHILE S.A. owes Mrs. MARÍA ESTER BUGUEÑO PÉREZ and Ms. EMA PÉREZ ANDRADE the sum of 7,900.67 unidades de fomento, equivalent to CLP$189,405,053 (one hundred eighty-nine million, four hundred five thousand fifty-three pesos), hereinafter the “Debt”, an amount which will be paid according to the instructions in the present instrument.

THIRD: REFINANCING. The parties agree that the Debtor will pay the Debt in thirty-seven installments, which will accrue interest at a rate of 3% per year, payable at the end of the last installment. The parties agree that the total amount of the interest accrued will be CLP$7,822,942. The first installment for CLP$10,000,000 (ten million pesos) is paid as of this date with check series 0103, number 1188672 and series 0103 number 1188673, both from the checking account 0204970748 of Itaú bank, declaring that the Creditors have received them in full. The following 35 installments, all for CLP$5,000,000 (five million pesos), will be paid monthly within the first 5 days of the month, as of August of this year, by deposit or transferring the corresponding amount to the savings account number 14160682834 of Banco Estado, whose accountholders are María Ester Bugueño Pérez and Ema Pérez Andrade. The final installment, number 37, corresponding to the balance of the capital and interest, will be made in one payment for a total of CLP$12,227,995 (twelve million two hundred twenty-seven thousand nine hundred ninety-five pesos), that will be deposited in the account referred to above, under the same terms and conditions as to time and form. The Creditors declare to accept in all its parts the refinancing and new payment dates of the amount, renouncing to the fullest extent any action or rights that they may have had, including, but not limited to, a suit for failure to pay the price. As a consequence, in the event of noncompliance by the Debtor, the Creditors will only be able to charge the amount of the remaining balance, without recourse to request termination of the contract.

FOURTH: PENALTY CLAUSE. The delayed payment of one or more of the payments agreed to in the third clause, will be demanded, upon the election of the creditors, the total of the debt or the delayed installments plus interest and adjustments which the debtors is delinquent in paying.

FIFTH: OTHER MATTERS. The parties agree that once the final installment is paid according to the calendar established in the preceding third clause, the parties shall sign the corresponding public deed cancelling the total of the debt and extinguishing the mortgages outstanding over Lots A-3 and B-3. At the same time, by virtue of the refinancing granted by the present instrument, the Debtors, as of this date, renounce the condition subsequent contained in the Purchase and Sale Agreement. The Creditors empower Messrs. Felipe Esteban Barraza Sarrás and Francisco José Carvacho Lema, so either of them acting individually may execute the public deed, and who will be obligated to do so in the event that the Debtors makes all payments of the outstanding installments in full. Given that this is granted in the interest of the Debtor, it will be irrevocable according to the terms of Article 241 of the Chilean Commercial Code.

Faculties: The carrier of the authorized copy of this document to require and sign all inscriptions, subinscriptions, annotations, certificates and other authorizations that may be necessary before the relevant registries of the applicable Conservators. The parties empower Messrs. Hugo Prieto Rojas, José Francisco Osman Salinas, Felipe Esteban Barraza Sarrás and Francisco José Carvacho Lema, to that any one of them acting individually may grant one or more minutes or public deeds that may correct any errors and efficiencies, defective designations, or insufficiencies in the titles, in conformance with that stated in Article 82 of the Regulation of the Registry Conservator of Real Estate with the purpose of carrying out the inscriptions related with this public deed. The concession of these faculties is, from here on, irrevocable.

Authorizations The power to act of Mr. Marko Antonio Yakasovic González on behalf of Sulfatos Chile S.A. comes from public deed granted in the Notary Public of Santiago of Mr. Félix Jara Cadot; of the public deed dated December 20, 2010 and subscribed in the Notary of Santiago of Mr. Eduardo Avello Concha; and the Registry Certificate of the Santiago Trade office dated June 12, 2014. The public deed was made in conformance to the minute presented by attorney Hugo Prieto Rojas. In proof thereof, the signatories signed together at the Notary that authorizes, who attests that the present instrument has been entered into the Registry of Public Instruments under the number 702. I provide copy and attest.

(1)        /s/Marko Yakasovic González

(2)        /s/ MARÍA ESTER BUGUEÑO PÉREZ

(3)        /s/ EMA PÉREZ ANDRADE

[I sign and present a copy that the testimony is the same as the original*

[stamp from Notary Public]

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